Exhibit 99.1

Event ID:     4854203

Culture:     en-US

Event Name: Q4 2012 The Mosaic Company Earnings Conference Call

Event Date:   2012-07-17T13:00:00 UTC

P: Operator;;

C: Laura Gagnon;The Mosaic Company;VP, IR

C: Jim Prokopanko;The Mosaic Company;President & CEO

C: Larry Stranghoener;The Mosaic Company;EVP & CFO

P: Vincent Andrews;Morgan Stanley;Analyst

C: Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning

P: Kevin McCarthy;BofA Merrill Lynch;Analyst

C: Rick McLellan;The Mosaic Company;SVP, Commercial

C: Joc O’Rourke;The Mosaic Company;EVP, Operations

P: Don Carson;Susquehanna Financial Group;Analyst

P: Jeff Zekauskas;JPMorgan Securities Inc.;Analyst

P: Mark Connelly;CLSA;Analyst

P: David Begleiter;Deutsche Bank;Analyst

P: Joel Jackson;BMO Capital Markets;Analyst

P: Dan Jester;Citibank;Analyst

P: Jacob Bout;CIBC World Markets;Analyst

P: Bill Carroll;UBS;Analyst

P: Edlain Rodriguez;Lazard Capital Markets;Analyst

P: Michael Piken;Cleveland Research Company;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2012 fourth-quarter earnings conference call. (Operator Instructions). Your host for today’s call is Laura Gagnon, Vice President Investor Relations at The Mosaic Company. Please proceed, Laura.

Laura Gagnon: Thank you and welcome to our fourth-quarter fiscal year 2012 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will share our views on Mosaic’s results, as well as current and future market conditions, and Larry will discuss key drivers of the segment results, as well as provide insight into future expectations. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, July 17, 2012, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

Now I would like to turn it over to Jim.

Jim Prokopanko: Good morning, everyone. Thanks for joining our earnings discussion.

I am pleased to report that Mosaic concluded a very strong fiscal 2012 on a high note. The key messages I would like you to take away from today’s call are these. First, external factors created some challenges for us and the rest of the industry. Second, Mosaic made important and significant progress in fiscal 2012. And finally, prospects for our business this year and beyond are very positive. Mosaic is in an excellent position to achieve our vision of being recognized as the best crop nutrition company in the world.

Before I begin, I draw your attention to the dividend announcement we made today. We will increase our annual dividend policy by 100% to $1.00 per share. This significant capital commitment to shareholder distributions comes after a 150% dividend increase just five months ago. So, in total, we will have raised our dividend 400% this calendar year. This decision reflects our confidence in continuing to generate strong results and cash flow over the long term.

In fiscal 2012 alone, we generated a record — $2.7 billion in cash from operations. With the substantial dividend increase, we have ample financial flexibility to continue to invest in the business, as well as return additional capital to shareholders.

Now let’s review fiscal 2012 performance. I will start with a view of the external factors that influenced our results, and then I will discuss Mosaic’s accomplishments. After Larry conducts a financial review, I will conclude with our view of what is ahead in Mosaic’s bright future.

In fiscal 2012, global crop nutrient markets were impacted by ongoing turmoil in India and by risk-averse behavior elsewhere. Customers around the globe decreased their inventories to avoid exposure to price uncertainty created by macroeconomic developments, including the European debt crisis, as well as unpredictable potential events in agricultural commodity and crop nutrient markets. Still, we finished the year with a fast and furious spring application season in North America and a strong start to what we forecast will be record shipments in Brazil this year.

During the fourth quarter, the global potash and phosphate markets diverged, as a result of different supply and demand dynamics impacting each nutrient. In the case of phosphate, the global market tightened, and U.S. producer inventories dropped due to record and in some cases compressed demand in major consuming countries, with the exception of India. We project that the global phosphate market will remain tight given the prospects of record shipments in 2013 and continued nagging supply uncertainties.

In the case of potash, the global market is stable. World shipments are projected to decline this year as a result of a drop in demand in a few countries, particularly India, as well as a drawdown of large inventories in several of the major potash consuming countries. As a consequence, producers filled warehouses and then throttled back production earlier this year.

We estimate that distributors in several key countries destocked channel inventories during the first half of 2012 and are now either back in or on the brink of returning to the market. The best evidence of this is that Canpotex exported just over 1.4 million tonnes in the first quarter of 2012 and almost 3.1 million tonnes in the second quarter. North American statistics indicate that the domestic pipeline also is at low levels today and that dealers will need to re-stock for an expected strong fall application season. We project that the combination of this uptick in shipments, coupled with normal summer maintenance, will result in a significant drop in North American producer inventories and bring the market into better balance going into what we project will be a blockbuster 2013.

Against those market factors, I feel great about our strategic progress and the strength we can exert as the world’s largest producer of phosphates and potash.

Simply put, I believe we have the most powerful combination of assets, talent, innovation and global reach in the crop nutrition industry. In fiscal 2012, we marshaled these strengths to sell about 19 million tonnes of crop nutrients to customers in approximately 40 countries.

For the fiscal year, we posted record revenues of nearly $2 billion in earnings, capped off by increasing momentum in a strong fourth quarter. We achieved a return on invested capital of 15%, and we distributed a record $1.3 billion to shareholders or over 65% of net earnings.

We executed well on many fronts during the year and would like to go through some highlights:

•	Our program to improve operating excellence at our Phosphate business is now delivering annualized avoided costs and cash savings of over $200 million.

•

We are committed to maintaining and improving our low-cost operating position. In fact, we have a five-year plan to target an additional $200 million in annual savings. We generated new records for phosphate rock production at our Four Corners and Wingate mines. Our cost per tonne at Four Corners continued to decline, and it is actually lower now than it was five years ago.

•	We improved our leadership position in North America, particularly in phosphates.

•	Our program to increase potash operating efficiency achieved annualized savings of $80 million, and we are continuing to identify ways to offset inflationary pressures in Saskatchewan.

•

We invested more than $800 million on potash expansions during the year, and these projects remained on schedule and on budget. In fiscal 2013, we will begin a two- to three-year ramp-up of over one million tonnes of new potash expansion capacity.

•

And I’m especially proud to report that we had our best year ever of safety performance. We recorded 32.2 million man-hours in the year, an all-time high, and we managed to reduce the number of days lost to injury by 54%. While a single injury is one injury too many, we are making great strides. In fact, in the fourth quarter, Mosaic employees worked 8.3 million hours, and we had just a single lost-time injury.

Mosaic expanded its innovation advantage in fiscal 2012, and we set a new record of sales of MicroEssentials®. We have begun to produce and ship that product from our Faustina, Louisiana plant, as well as from Florida. At present, we have the capacity to manufacture 2.3 million tonnes of MicroEssentials per year.

It is important to note that our innovations extend beyond products. Our cogeneration of electricity continues to reap important environmental and financial benefits and so do our innovative water reclamation and reuse programs.

Fiscal 2012 also saw the resolution of some lingering uncertainties. Our South Fort Meade mine is ramping up production now that we have resolved litigation regarding the mine, and we expect it to be able to operate at full capacity soon. We have the capacity to produce 5.5 million tonnes of phosphate rock annually at South Fort Meade, which is one of the most efficient mines in the US. In May alone, we produced over 280,000 tonnes of rock at South Fort Meade.

We also reached resolution of the dispute over a tolling agreement related to our Esterhazy potash mine. In January 2013, we will essentially have an additional 1.3 million tonnes of potash production peaking capacity at no capital cost to Mosaic.

And we completed the initial formation offerings for the Cargill split-off, placing or repurchasing of 157 million shares of stock. By the end of fiscal 2013, many of the deal-related tax restrictions will end, which will give us increase flexibility to return capital to shareholders.

This year we took several steps to improving our capital efficiency. We restructured our debts and reduced our average interest rate from 7.3% to 4.9%, while increasing our average debt maturity of 15.7 years. We purchased 21.3 million shares for $1.2 billion, and as already noted, we will have increased our dividend by 400% in the past six months.

All these accomplishments led to strong results and positions Mosaic well for the future, especially considering the external challenges.

Now I will turn it over to Larry to review our financial results, and then I will come back to give you my thoughts on fiscal 2013. Larry?

Larry Stranghoener: Thanks, Jim. Our solid results this quarter reflect the busy spring application season in North America and strong demand in South and Central America. For the quarter, consolidated revenues were down slightly year over year at $2.8 billion with the decline primarily driven by lower phosphate pricing and lower potash volumes. As Jim indicated, we saw a divergence in potash and phosphate markets in the quarter. Phosphate demand and pricing strengthened, while potash remains stable. And while year-over-year results were down, we saw significant improvement versus our third quarter and finished the year on a strong note.

We generated $1.2 billion in operating cash flow in the quarter and a record $2.7 billion for the fiscal year, and as a result, we now have $3.8 billion in cash, and I should note that the vast majority of that cash, over $3 billion, is currently available to us. It is not restricted.

Earnings per share in the quarter were $1.19. That number includes several items that negatively impacted EPS by $0.06. The foreign currency transaction gain of $0.02 per share reflects a gain related to movements in the Canadian dollar, offset by a loss related to the Brazilian real. The vast majority of the impact to this income statement line is non-cash and non-economic, though we also report the mark-to-market impact of hedging our future potash expansion spending.

I will address the other items in my segment commentary.

In Potash average pricing remained flat and slightly above our guidance range, primarily because of the mix of domestic and international volumes and the extended spring application season in North America. Volumes were at the upper end of our guidance range, if we exclude the approximate 100,000 tonne impact of the Canadian rail strike.

For the North American potash industry, producer inventory levels remained at roughly flat during the quarter and are higher than historical averages. It is important to remember that some inventory building is required to manage through normal summer shutdowns for maintenance.

At Mosaic we will also be doing some major expansion tie-ins, which will extend our downtime. Additionally there is a notable difference in inventory levels by type and grade of product. For Mosaic, much of our inventory is currently standard grade, and blend grade inventory is much more limited.

The potash gross margin was down year over year as a result of a $19 million swing in mark-to-market charges included in cost of goods sold, as well as lower operating rates and higher brine management costs. These higher operating costs were partially offset by lower resource taxes. Our previously announced curtailments resulted in an operating rate of 85%, down from 95% a year ago.

Brine management costs were $63 million in the quarter with most of the incremental spending going toward horizontal drilling technology as we managed higher average inflows in the second half of fiscal 2012.

For fiscal year 2013, we expect brine management costs to remain roughly flat with 2012, assuming similar inflow rates. In addition, we are investing approximately $100 million of capital for new brine disposal capabilities. Because of current disposal constraints, we have increased the amount of brine stored underground until the new brine injection site is operational later this year.

That said, we have substantial underground storage capacity remaining and, most importantly, we do not expect any of our brine management activities to impact mine operations.

Resource tax declines were due in part to a change in our estimated completion date of sustaining capital investments.

Moving on to the Phosphates business. For the quarter, average prices moved lower year over year, but steadily increased during the quarter. Volumes were quite strong, driven by high demand in both North and South America. In fact, shipments to Central and South America offset the lack of shipments to India.

In addition, we have seen significant interest in summer fill programs and have contracts in place for a substantial portion of the product we can deliver in the first quarter.

Phosphates gross margins improved sequentially and exceeded our guidance range due to stronger sales of MicroEssentials and higher prices, which were driven by higher than expected demand. Operating earnings in the quarter reflect $21 million of additional asset retirement expense related to the closure of inactive facilities in Florida. Over time, a portion of this amount, reflecting accelerating closure, will lower future risks and costs.

Raw material costs declined sequentially, as expected. However, we are seeing increased pricing pressure on ammonia as supply has tightened.

In the first quarter, we expect these higher raw material costs to impact our cost of goods sold. In addition, we expect a seasonal shift in our sales mix to more blends, which have a lower gross margin rate. All else equal, we expect the first-quarter phosphates gross margin rate to be essentially flat with the fourth quarter with higher prices offsetting these cost increases.

Before I turn it back to Jim, I will provide some additional guidance for the first quarter of fiscal 2013. We expect potash volumes to be in the range of 1.8 million to 2.2 million tonnes and prices in the range of $415 to $440 per tonne. The sequential decline in price reflects both summer fill discount pricing and a shift to more international business. We expect operating rates to reflect the planned summer turnarounds but to remain above 70%.

In Phosphates, sales volumes are expected to range from 2.5 million to 2.8 million tonnes. Tight markets are likely to continue, increasing our expected average price to a range of $510 to $535 per tonne. Operating rates will include scheduled turnarounds, but are expected to remain above 75%.

Our new annual guidance for fiscal 2013 includes:

•	$1.5 billion to $1.8 billion in capital expenditures,

•	$320 million to $380 million in Canadian resource taxes and royalties,

•	$420 million to $445 million in SG&A expenses, and

•	an effective tax rate remaining in the upper 20s.

I would also like to reiterate our capital management approach for fiscal 2013.

•

First, note that we maintain a minimum liquidity target of $1.5 billion, including unused lines of credit. Today that would imply almost $3 billion in excess cash on our balance sheet. We are also committed to maintaining our investment grade rating. Even so, we have substantial unused debt capacity and flexibility.

•

Second, with respect to uses of capital, our top priority is to invest in the business. We expect to fund these investments from operating cash flow. In fiscal 2013, we expect to invest $500 million to $700 million in potash expansions. We are also considering building new ammonia capacity, which would bring our ammonia production capacity to approximately 1.5 million tonnes and require approximately $1 billion in capital investment, a portion of which would fall into fiscal 2013.

•	Our second priority is strategic investments like new rock mines or acquisitions or joint ventures. In the current environment, we see limited opportunity for significant strategic investments.

•

The third element of our capital management approach is returns to shareholders. The primary driver behind our current excess capital position is the Cargill split-off. At the end of our current fiscal year, additional restricted shares issued as part of the split-off will become available for distribution. At the same time, dealer-related tax restrictions will end, including restrictions on share repurchases. For our shareholders, we believe it makes sense to maintain the flexibility to take advantage of these events.

In fiscal 2012, we repurchased 21.3 million shares, all that we could under our restrictions, and increased the dividend 150%, and today we announced another significant dividend increase. You can be assured that we recognize the importance of distributions to shareholders in meeting our total shareholder return objectives.

Now I will send it back to Jim for his concluding comments.

Jim Prokopanko: Thank you, Larry. At Mosaic we achieved many successes in fiscal 2012, and we have created an exceptionally strong operating foundation for the future. Mosaic has the capabilities necessary to be the best crop nutrition company in the world and to build momentum in 2013. I would like to provide an overview of our outlook for the markets and our strategic focus for the new fiscal year.

The recent surge in agricultural commodity prices, driven by the ongoing severe drought in the US corn belt, reminds us, global food security is tenuous. This year, which started with an early North American spring, the largest US corn acreage since 1937 and the promise of a record-smashing crop, demonstrates how quickly agricultural commodity markets can swing and how little margin for error exists in the global food system.

The summer rally in grain and oilseed prices provides a strong tailwind for crop nutrient demand prospects in 2013 and beyond. In particular, we project that global phosphate shipments will increase from just less than 60 million tonnes in 2011 to approximately 63 million tonnes this year and then climb to 64 million to 66 million tonnes in 2013.

In the case of potash, due to the weak start to this year, we project global MOP shipments will decline from about 56 million tonnes in 2011 to approximately 53 million tonnes this year and then jump to 58 million to 60 million tonnes in 2013.

Several analysts have expressed concern that the severe drought this year will negatively impact U.S. phosphate and potash use next year because these two nutrients carry over in the soil if not taken up by plants. We don’t believe this impact will be significant, based upon a study of similar years, and with ongoing high US farm income, good crop insurance programs and growing evidence of P&K deficiencies in key farms states. Global grain and oilseed inventories will decline for the third year in a row in our fiscal 2013 as a result of yet another year of below trend yields. This situation is not sustainable. Yields must increase at trend rates in order for grain and oilseed supplies to keep pace with steady and predictable increases in global demand. And that, in turn, will require growers to keep their foot on the accelerator — to leverage new technologies and best economic practices and to ensure consistent and appropriate crop nutrient applications.

We expect these factors will drive strong potash and phosphate demand. The demand for grains and oilseeds will only increase, and crop nutrients will remain a critical component of resolving the global food security issue.

Moving on to our priorities for the new year, in phosphates, we will maintain our focus on continuing to operate with lower costs than our competitors, and we will continue to grow our innovative premium products.

As Larry noted, we are making progress on the feasibility study for our new ammonia plant, which would further enhance our competitive cost position. Together, these two strategic pillars differentiate us from commodity providers, while driving higher margins and cash flow.

Markets have improved over the past two months, driving both volumes at prices above our guidance. While much uncertainty remains for the second half of the calendar year, current market conditions bode well for our fiscal 2013 financial performance, and the longer-term outlook remains compelling. We expect demand for phosphates to continue to grow all around the world, while significant investment will be required for supply to keep up with demand.

In potash, fiscal 2013 is an important year for our expansion projects, and we’re driving them towards on-time and on-budget completion. While demand will always ebb and flow, the trend for the decade ahead is unquestionably positive. The world needs more potash to feed its ever-growing population, and we will have the production capacity to meet the increasing demand. We will begin ramping up over 1 million tonnes of new potash capacity during the year, and we will control 1.3 million additional tonnes from the tolling agreement by next January.

Our committed expansion spending will decrease in fiscal 2013, even as we begin including the second phase of our Belle Plaine expansion. Belle Plaine is the world’s largest solution mine, and with the fundamental shift in the natural gas markets holding prices at low levels, it is one of the most cost-efficient mines in Saskatchewan. With the planned cost-effective brownfield expansion, we believe it will be one of the world’s lowest-cost potash mines.

To conclude, we continue to see short-term external risks, including volatile markets in Europe, potentially slower growth in India and China, volatility in US grain prices and ongoing foreign currency exchange risk.

That said, none of the economic risks impact the demand for food, which will continue to grow day over day and year over year, and Mosaic will have an ever-increasing role to play as we help the world grow the food it needs.

The facts bear repeating. The world’s population grows by 75 million people every year — an addition that exceeds the current population of Great Britain — and arable land is not increasing. The demand is multiplied by improving human prosperity around the world. As incomes rise, so, too, does demand for protein, and protein requires significantly more agricultural production.

I saw an interesting fact recently — the Washington Post reported that the world must produce the same amount of food in the next 40 years as it has in the past 8000 years. So there is simply no choice — farmers must increase their yields, and Mosaic will be here to support them. Mosaic has the assets, the global reach, the innovation, the proven execution capability and the capital strength to outperform its competitors in a highly compelling industry.

We have built a powerful engine and a talented team of engaged employees. We are prepared to accelerate.

Now we will take your questions.

+++ q-and-a

Operator: (Operator Instructions). Vincent Andrews, Morgan Stanley.

Vincent Andrews: Thanks and good morning, everyone. I guess maybe one question on your potash volume guidance going into fiscal 2013 and the step-up to 58 million to 60 million. Could you just dimensionalize which markets you are thinking are going to drive the delta from the 53 million to 58 million to 60 million, and I guess particular interest probably on what you think happens to US volumes in terms of restocking, as well as India and China?

Jim Prokopanko: Good morning, Vincent. It is Jim Prokopanko here. Good question to start with, and I’m going to have Dr. Mike Rahm answer that question and Rick McLellan, our Commercial Manager, to add some color if necessary. Mike?

Mike Rahm: Good morning, Vincent. As you know, there are six countries that account for about two-thirds of global shipments — the US, Brazil, China, India, Malaysia and Indonesia. And in the past couple of years, it seems like we have not been hitting on all of those six cylinders and the basis for our 58 million to 60 million tonne increase in potash shipments is the expectation that we will hit on all of those. So we have increases pretty much across the board in those major countries.

In the case of the US, I think there is an interesting situation in that, even with flat or even slightly lower potash consumption, we think shipments will increase from the drop-off that occurred last year. In North America, the 2010/2011 shipments were at a record 11.1 million short tons. Those dropped to about 8.3 million tons as destocking of the pipeline took place, and we expect that in 2012/2013 we will see those shipments jump back up into the 9 million ton range.

Operator: Kevin McCarthy, Bank of America/Merrill Lynch.

Kevin McCarthy: Good morning. Jim, I was wondering if you could elaborate on your phosphate segment ranges put forth for the fiscal first quarter and specifically the volume range of 2.5 million to 2.8 million tonnes, as well as some of the sources of gross margin pressure that you alluded to?

Jim Prokopanko: Good morning, Kevin. That was an anticipated question, and Rick McLellan, our Executive Vice President of Commercial, will add some explanation to that.

Rick McLellan: Yes, good morning. As we came out of Q4 with very, very low inventories. And that combined with some significant turnarounds that we are expecting in Q1 is going to limit the top end of the volume that we have to ship. And, in turn, we are seeing some nice price movement during the quarter.

The things that are going to impact the costs, I think I will have Joc O’Rourke answer that one.

Joc O’Rourke: The cost for the quarter we are seeing some pressures on both sulfur and ammonia costs, which are mostly due to ammonia tightening up, of course, in the world market, particularly with the nonperformance of Trinidad ammonia.

Jim Prokopanko: I will just add my comment to that. What we are seeing and we are seeing it throughout the — and certainly in North America and generally through the world, is reluctance by buyers to commit. Nobody has any doubt that farmers are going to use phosphate and potash. And, as we are seeing in many other industries, commercial enterprises don’t want to take a risk or make a commitment until the very last minute. So yes, there could be some slowness in this quarter, but we expect that will return when farmers are ready to fertilize.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Thank you. Jim, I just want to continue on that comment of yours about the reluctance of buyers to commit. I know in the past you have emphasized your forward price determined program. I’m just wondering how extensive is that program, and are you having to increase your investment in that program in order to stimulate shipments?

And then just as a follow-on, maybe this is for Mike Rahm just to comment on, we have still got a significant gap between offshore and domestic potash prices. How do you see that gap playing out as shipments increase in calendar 2013?

Jim Prokopanko: Good morning, Don. Good to hear from you. Good to have you on the call.

The forward price contracts that we have had have been very successful. I will just tell you a bit about them, and Rick will add some specifics around how we are doing with them.

They have been very effective at getting product moved, getting into position and being ready for the fall season as it always comes over the spring season. So we are pleased with the performance of that program, and it has built our share and built our position in North America. So it is a program that has been very successful.

Rick, do you want to add some explanation on how it is looking going forward?

Rick McLellan: Yes, good morning. I think your question is, did we have to expand it this year? The answer for phosphates is most definitely not.

Potash, we continued to expand the programs that we have and the amount of product that we are going to have available into North America, but that is strictly a function of how the potash market has operated.

What we found on the phosphate market is people are — phosphate and potash in North America, customers are willing to layer in percentages of the volumes that they need for fall. So this cautious, conservative buying behavior that Jim talked about continues. Although we don’t find that we have had to do anything different in the marketplace.

The second part of your question had to do with the differences between domestic netbacks and export netbacks. One of the things that you have to break away is the difference between blend grade product and standard product. As we move over time, those spreads are going to continue to — the export and domestic prices are going to continue to get closer together. But one thing that impacts the netbacks probably the most is standard product going into contract markets.

So it leaves that spread wide. And when you take a look at the North American market, it is a blend grade market. And so I think one of the ways to look at it is blend grade around the world continues to trade at a premium to standard.

Mike Rahm: The only other thing I would add, Rick, is that when you look at some of the granular markets in addition to North America, Brazil had record imports in 2011 of about 7.5 million tonnes. So we have seen stronger demand in granular markets, and as you mentioned, the standard markets have been off with India’s imports being down and most of that product moving in on fixed-price, longer-term type contracts.

Operator: Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: A two-part question. When the Esterhazy tonnage reverts back to the 1.3 million tonnes, does that mean that your Canpotex allocation goes up by 1.3 million tonnes?

And then secondly, if your phosphate volume in the first quarter of 2013 is roughly 2.65 million tonnes, that is down about 500,000 tonnes from where you were in the first quarter of last year. So with that kind of volume step-down, would you expect your phosphate volumes to grow in fiscal 2013?

Jim Prokopanko: Good day, Jeff. To your first question, simple answer, yes. The 1.3 million tonnes that comes back under the tolling agreement is included as Mosaic Company’s share of Canpotex. And to your second question about the phosphate numbers for the first quarter, Rick McLellan will help you with that answer.

Rick McLellan: I will go back to what I said before. We entered into this quarter with much lower volumes, so that limits our ability to ship during the quarter for phosphates.

And one of the other pieces that is going on is a little bit of timing in our international business. So we don’t expect a significant change year on year in volumes. It is really going to be in — it is going to show most of itself in this quarter as we began with less inventory, and we are — we have significant projects and the production turnarounds at some of our phosphate facilities in Florida.

Operator: Mark Connelly, CLSA.

Mark Connelly: Thank you. Jim, just a couple of things. When we look at the announcement you took with potash downtime and then the subsequent production, it looks like you ended up taking quite a bit less potash production out of the market than you originally expected. So I’m wondering is that consistent with the way you think about it, and did your market view change during that period? And, of course, where did your ending inventories end up?

Jim Prokopanko: Good morning, Mark. I’m going to — with your question, I’m going to — I’m just thinking how to answer it. I’m going to have Joc help me with it, but we had the desire to impact in terms of matching our supply with the demand that we had out there. So we got back in balance, and we addressed some of our storage issues. And I will ask Joc to discuss how we — the actual numbers versus the intended numbers and what happened at the facilities.

Joc O’Rourke: So Mark, in answer to your question, yes, we certainly had the downtime that we announced. We had inventory limitations early in the year, which we addressed by taking some downtime, in particular some longer Christmas shutdowns. We ended the year with higher inventory. However, we feel it is appropriate with the shutdowns we are going to have and particularly with Esterhazy tying in the new circuit, the expansion circuit, we expect we are going to need that inventory for the fall, and we are well prepared for that.

Operator: David Begleiter, Deutsche Bank.

David Begleiter: Thank you. Good morning. Jim, could you talk about Chinese pricing for the back half of the year? It looks like they wanted a decrease, while you would like at least a rollover.

Jim Prokopanko: Yes, David. Welcome to the call. We don’t see China doing anything much until sometime in August. Yes, we would very much like to see a rollover or higher pricing to what was achieved last year. Those discussions and negotiations are currently underway with Canpotex. We will see what emerges. What you do have — what is different in these last few weeks is what is happening in these grain markets. And the question we are all asking, is this going to be a catalyst to start moving increasing enhancing demand for crop nutrients, and is this going to impact the fertilizer pricing? It is early to make a final call, but grain is becoming more expensive — corn, oilseed and the knock-on effects to wheat, palm oil and so on.

So I think there are some things that are changing between now and August that everybody has to pay attention to. But it is in Canpotex’s hands. They are negotiating.

Operator: Joel Jackson, BMO Capital Markets.

Joel Jackson: Good morning. Thank you. Just a couple of follow-up questions on China and India. We have seen Chinese potash import inventory significantly increase the last couple of weeks. Imports have been very strong in May in June it seems.

The first question would be, what is your view here on inventory stock build — port stocks building, and could that possibly push out your August timeline for a settlement for Canpotex?

And also in India, we have seen a lot of spot volume picked up by Chinese exporters, and we also saw PhosChem halve your volumes on the contracts that your Indian customers for DAP lower year over year, what are your views on possibly losing some share in India this year, or will you pick it up later? Thanks.

Jim Prokopanko: Okay. Good questions. I’m going to ask Rick, our commercial leader, Rick McLellan, to answer those questions.

Rick McLellan: Good morning Joel. On Chinese potash inventory, we just see everybody shipping to meet their contracts is going to reflect their first-half contracts, which is reflecting a bit of build in inventories at the ports. Nothing that we had not expected, and I think, as Jim said, a lot has to play out between now and August when we expect the deal to be closed.

The second piece was your question was on India, and on India we continue to see them buy volumes out of China, little bits and pieces every week. There still is not enough DAP going into India. We limited the amount of DAP we had in our first quarter, which you saw in our contract that we completed, and we focused on markets that provide us a little better return.

So longer-term we know that we are going to do less into India, and we are very comfortable and our customers were very comfortable in the program we put together this year.

Operator: P.J. Juvekar, Citi.

Dan Jester: This is Dan Jester sitting in for P.J. I believe you said in your prepared remarks that you are working on a feasibility study for an ammonia plant. Can you just walk us through the timeline for that process, and maybe just give us some color about what you are thinking about in terms of going forward with that or not once the feasibility study is complete? Thanks.

Jim Prokopanko: Thanks for the question. I hope everybody’s sound is not too impacted. Our building’s air conditioner just turned on too high in anticipation of another 95 degree day here in Minnesota.

Joc O’Rourke is leading our project, the ammonia expansion, the new plant and the expansion of current facilities, and he will add an explanation of what our timeline looks like.

Joc O’Rourke: So in terms of the timeline, we are in the process of doing a detailed feasibility study at this point. It is quite a complex project. We are now analyzing not only the economics but the technology, the permitting and the design options. As Larry said, we expect to have that decision towards the end of this calendar year for construction next calendar year.

Operator: Jacob Bout, CIBC.

Jacob Bout: Good morning. Just a couple of questions on Esterhazy. So you gave some guidance here on the brine inflow costs and also the inflow rate, and it sounds like you are guiding to flat year-on-year inflow rates. What has been the trend over the past three to four years, and has something actually changed there? My impression was that the inflow rates have been gradually increasing. And then just status on K3?

Jim Prokopanko: Hello, Jacob. Welcome. We have been dealing with the brine at Esterhazy for about 30 years. From time to time in over those 30 years, we do find different and emerging flow patterns. Some odd anomaly flows may come in from a different area than we might have previously experienced, and that has been the history over the 30 years. And the rates go up and the rates go down. We have dealt with this. We have dealt with it for 30 years successfully. We continue to deal with it, and we are very, very confident that we can deal with some of these new, we call them anomalies. There are some unexpected events. Every one has been dealt with. We have not lost in those 30 years a single day of production. We don’t see the Esterhazy brine inflow as so much a matter of losing production, but one more of a cost issue with us. So we are, as I say, in summary, we are confident that we will deal with whatever has dealt with us, and we have got 30 years of experience doing that.

For the K3 mine expansion, Joc is leading that project, having some good success, as we said, on time and on budget, and Joc can add some details.

Joc O’Rourke: Yes, the stage we are at right now we have been working on the pre-sinking, the civil construction of the site itself. We have the freeze plants in place and we will be moving into the freezing, and we will be raising up the head frame this year in preparation for shaft sinking, starting in the next fiscal year right on time.

Operator: Bill Carroll, UBS.

Bill Carroll: Good morning. Thank you. It seems that the expectation for full production at South Fort Meade has slipped a couple of months since the last update. So can you fill us in on the dynamics of restoring production there? And also once operations are fully achieved there, what are your expectations for output at your other phosphate mines? Would you pull back some of the production at Wingate and Four Corners? Thanks.

Jim Prokopanko: Thank you, Bill. No, our plans at South Fort Meade are right on plan. We are getting the mine up to the production rates that we forecast, and it is on time and on schedule. And I will ask Joc to talk about what our experiences have been at the other mines. Because I think we have made — have commented that the other mines did step up in a material way to deal with the gap that was left by South Fort Meade being shut down.

But, Joc, how are we going to manage those mines going forward?

Joc O’Rourke: So going forward, Bill, the first priority for us is to rebuild the inventories that we drew down, the rock inventories that we drew down over the last year or two. We are well on our way to doing that. South Fort Meade, as Jim says, is well on its way to being up to full production again as we move drag lines into the new Hardee County portion of that site.

In the next year, once we get our inventories up, we will start moving more material to Louisiana to offset any of the purchased rock we have had in the past. So we will still need high production rates from both Wingate and Four Corners. That may change in a year or two, but up until then, we expect to run those operations just as hard as we are today.

Larry Stranghoener: And Joc, if I could just add just to be sure that while we are very much on schedule and will be running at full rates by the end of this fiscal quarter at South Fort Meade, we will not start to see the full P&L impact of that until the second half of our fiscal year.

Operator: Edlain Rodriguez, Lazard Capital Markets.

Edlain Rodriguez: Good morning. A quick question on potash. Can you talk about what you have seen in India in terms of when do you expect them to come on — I mean to sign a contract, or is there a possibility that they could sit out for the full year? And also in Brazil, can you talk about what you have seen in terms of pricing? Because I’m concerned about that $30 price increase that is out there, but are you seeing any implementation of that at all?

Jim Prokopanko: Welcome, Edlain. Good to hear from you. This is Jim here. We are — as far as India goes, we are not anticipating a contract for potash in India until September. It will likely be post the Chinese resolution in September probably at the earliest.

To your question, can they defer a year or take this year off for the balance of year? Yes, I think if they choose to, they can hold off a year, but they are not going to avoid, they are just going to delay, and whatever they do not buy this year, I have little doubt that those potash purchases will have to be made sometime shortly after that.

Rick, do you want to add anything on the India, what is happening in country, and then the Brazil questions on pricing?

Rick McLellan: I think, Jim, you have covered India, other than the fact that to add that these local price increases because of the change in the currency are taking farmers some time to get used to. So that is why we expect not a robust return to demand there. But overall we still expect the Indians to come in for a contract discussion in September.

Now in Brazil, there has been several announced price increases of $30 a tonne. It is our belief that a portion of those have been — a portion of that $30 has been captured. I think the Brazil market, as we went into the calendar year, carried through a significant amount of potash. That is getting used up with the marketplace as strong as it is. It is amazing the impact of beans and the teens will have on-demand for crop nutrients, specifically phosphate and potash in Brazil. And so we see strong volume, and the price is continuing to edge up, rather than take a significant $30 price increase.

Operator: Michael Piken, Cleveland Research.

Michael Piken: I just wanted to get your thoughts on the demand for phosphate down in Brazil. Again, you talked about the potash there, but any sort of update in terms of what we might expect? And I guess with the drought in the US, do you think we are going to end up seeing more Safrinha corn being planted, and what type of impact that might have on demand for both your products during the Safrinha season during the winter? Thanks.

Jim Prokopanko: Michael, Rick McLellan is the right person to answer that question.

Rick McLellan: It will be — yes, good morning, Michael. The Brazilian demand and what gets planted, right now the economics for soybeans are extremely compelling in Brazil. And so this October’s plantings, I think the expectation is that we will see more hectares planted of soybeans.

Brazil has had a significant Safrinha this past — that is just being harvested, and expectations are is some of that will come on the market. Phosphate demand, we think, is going to continue to be very strong into Brazil, and we look for good second-half shipments to meet up for what the market will need.

One of the things that the Brazilians are experiencing is something they continue to need to focus on. This is a growing market, and vessels are waiting at main ports for up to 45 days. So I think we will see a lull in new purchases of phosphate just to deal with the offloading of purchases that are coming in right now.

Jim Prokopanko: Okay. With that, we are going to close our call this morning. In closing, I would like to summarize three key messages that I hope you leave with.

First, external factors created some challenges for us and the rest of this industry this past year. Second, Mosaic made important and significant progress in our fiscal 2012. And finally, prospects for our business this year and beyond are very, very positive. Mosaic is in an excellent position to achieve our vision of being recognized as the best crop nutrition company in the world.

Everybody, have a great day. Thank you.

Operator: Ladies and gentlemen, that does conclude our conference for today. You may disconnect, and thank you for participating.